EXHIBIT 5.1

[O’Melveny & Myers LLP Letterhead]

July 16, 2003

SanDisk Corporation

140 Caspian Court

Sunnyvale, California 94089

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to SanDisk Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) with an aggregate initial public offering price of up to $500,000,000 (the “Offered Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

(i)	the Registration Statement;

(ii)	a specimen certificate representing the Common Stock;

(iii)	the Restated Certificate of Incorporation of the Company, as amended, as presently in effect;

(iv)	the Restated Bylaws of the Company, as amended, as presently in effect; and

(v)	resolutions of the Board of Directors of the Company adopted at a meeting duly held on July 15, 2003 (the “Board Resolutions”) relating to the issuance and sale of the Offered Shares and related matters.

We have obtained and relied upon those certificates of public officials as we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We do not express any opinion as to the laws of any jurisdiction other than those of the States of California and Delaware.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that when (i) the Board of Directors has taken all necessary corporate action to authorize the issuance and sale of the Offered Shares in accordance with the Board Resolutions; (ii) either (a) certificates representing the Offered Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and delivered to the purchasers thereof or (b) the book entry of the Offered Shares by the transfer agent for the Common Stock in the name of DTC or its nominee has been effected; and (iii) the Company receives consideration per share of the Offered Shares in such an amount as may be determined by the Board of Directors in the form of cash, services rendered, personal property, real property, leases of real property or a combination thereof, the issuance and sale of the Offered Shares will have been duly authorized by all necessary corporate action on the part of the Company, and such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP